Exhibit 99.1
Vir Biotechnology Provides Corporate Update and Reports Third Quarter 2026 Financial Results
- Topline data from pivotal Phase 3 ECLIPSE 1 trial expected in the fourth quarter of 2026
- VIR-5500 received Fast Track designation and achieved proof of concept, with pivotal trials to begin next year
- Entered collaboration and license agreement with Gilead to discover and engineer three novel PRO-XTEN® dual-masked T-cell engager development candidates
- Ended quarter with approximately $901 million in cash, cash equivalents and investments, excluding $90 million in upfront consideration from the Gilead collaboration
- Conference call scheduled for November 4, 2026, at 4:30 p.m. ET / 1:30 p.m. PT
SAN FRANCISCO, November 4, 2026 - Vir Biotechnology, Inc. (Nasdaq: VIR), today provided a corporate update and reported financial results for the third quarter ended September 30, 2026.
“We are entering an important period for Vir Bio, with meaningful catalysts across both hepatitis delta and oncology,” said Marianne De Backer, President and Chief Executive Officer of Vir Biotechnology. “We look forward to reporting topline ECLIPSE 1 data this quarter as we advance our goal to address the significant unmet need for patients with a therapy that can drive hepatitis delta virus to undetectable. In oncology, VIR-5500 achieved proof of concept and received FDA Fast Track designation, supporting our plans with Astellas to advance the program into pivotal trials next year. With momentum across both areas, we believe Vir Bio is well positioned to deliver meaningful value for patients and stakeholders.”
Pipeline Programs
Chronic Hepatitis Delta (CHD)
•The Company will present expanded Phase 2 SOLSTICE results in oral presentations at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® 2026 on November 8.
•Topline data from the pivotal ECLIPSE 1 trial are expected in the fourth quarter of 2026. ECLIPSE 1 is a Phase 3 trial evaluating the safety and efficacy of monthly subcutaneous administration of elebsiran and tobevibart compared to deferred treatment in the U.S. or other regions where bulevirtide use is limited.
•Topline data from the ECLIPSE 2 and ECLIPSE 3 trials are expected in the first quarter of 2027.
•Data from ECLIPSE 1, ECLIPSE 2 and ECLIPSE 3 will be part of a comprehensive global filing package.
Oncology
VIR-5500/ASP6958
•U.S. FDA granted Fast Track designation to VIR-5500, a PSMA-targeted PRO-XTEN® dual-masked T-cell engager (TCE), for the treatment of late-line metastatic castration-resistant prostate cancer (mCRPC).

•VIR-5500 has achieved proof of concept, reinforcing the scientific rationale for advancing the program into late-stage development. The Company expects multiple pivotal trials to begin in 2027.
•VIR-5500 is currently being evaluated in a Phase 1 trial (NCT05997615) as a monotherapy and combination therapy across six dose expansion cohorts. Indications include taxane naïve mCRPC, radioligand therapy naïve mCRPC, radioligand therapy exposed mCRPC and metastatic hormone sensitive prostate cancer (mHSPC).
VIR-5818
•The Phase 1 trial (NCT05356741) evaluating VIR-5818, a HER2-targeted PRO-XTEN® dual-masked TCE, safety and pharmacokinetics, with dose escalation and signal-finding components, has enrolled patients with a variety of HER2-expressing cancers. Following recent feedback from the FDA, the Company intends to add backfill cohorts in a more homogeneous patient population in the monotherapy arm of the study to determine optimal dose and schedule. This is aligned with the FDA’s Project Optimus, an initiative to reform the dose optimization and dose selection paradigm in oncology drug development.
•Dose escalation of VIR-5818 in combination with pembrolizumab, a PD1 inhibitor, is ongoing.
•The Company expects to present data at a future scientific conference.
VIR-5525
•The Phase 1 trial (NCT06960395) of VIR-5525, an EGFR-targeted PRO-XTEN® dual-masked TCE, continues enrollment as expected, both as a monotherapy and in combination with pembrolizumab.
Preclinical Pipeline Candidates
•The Company plans to host a virtual research investor event during the first quarter of 2027 to provide investors with a comprehensive view of its oncology strategy, including information on new development candidates from its preclinical pipeline.
•The Company announced a collaboration and license agreement with Gilead to discover and engineer three novel PRO-XTEN® dual-masked TCE development candidates targeting selected solid tumor-associated antigens. Under the agreement, Gilead will have an exclusive license to develop and commercialize the novel TCEs.
oThe Company received $90 million in cash consideration, including a $65 million upfront payment and a $25 million equity investment at a 30% premium, and is eligible to receive up to $45 million in potential near-term preclinical milestones. The Company also has the potential to receive up to $1.74 billion in further development, regulatory and commercial milestones, along with tiered royalties on net sales.
Corporate Update
•The Company appointed Aziz Sawaf, MBEE, MBA, CFA, as its Executive Vice President and Chief Financial Officer.
•The Company appointed David Liu, M.D., Ph.D., as its Executive Vice President and Chief Medical Officer.
•The Company appointed Suzanne Topalian, M.D., to its Board of Directors and as a member of the Science and Technology Committee.

Third Quarter 2026 Financial Results
Cash, Cash Equivalents and Investments: As of September 30, 2026, the Company had approximately $901.3 million in cash, cash equivalents and investments, representing a decrease of $106.5 million during the third quarter of 2026.
Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2026 were $80.0 million, which included $4.4 million of non-cash stock-based compensation expense, compared to $151.5 million for the same period in 2025, which included $5.5 million of non-cash stock-based compensation expense. The decrease was primarily driven by a non-recurring $75.0 million milestone expense in the third quarter of 2025 due upon VIR-5525 achieving “first in human dosing” along with the recognition of cost recoveries in connection with the Company’s collaborations with Astellas and Norgine in the third quarter of 2026. The decrease was partially offset by higher manufacturing costs associated with the Company’s oncology and CHD programs.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the third quarter of 2026 were $24.4 million, which included $6.0 million of non-cash stock-based compensation expense, compared to $22.2 million for the same period in 2025, which included $5.8 million of non-cash stock-based compensation expense. The increase was primarily due to higher advisory and legal fees.
Net Loss: Net loss for the third quarter of 2026 was $96.3 million, or $0.57 per share, basic and diluted, compared to a net loss of $163.1 million, or $1.17 per share, basic and diluted for the same period in 2025.
2026 Financial Guidance
Based on our current operating plans, the Company continues to expect its cash, cash equivalents and investments to fund operations into the second half of 2028.
Conference Call
Vir Biotechnology will host its third quarter 2026 financial results conference call at 4:30 p.m. ET / 1:30 p.m. PT today. A live webcast will be available at https://investors.vir.bio and will be archived for 30 days.
About the ECLIPSE Registrational Program
ECLIPSE is a registrational program to evaluate the efficacy and safety of the elebsiran and tobevibart regimen in patients with chronic hepatitis delta (CHD). ECLIPSE includes three randomized, controlled trials designed to evaluate the regimen in comparison to deferred treatment or bulevirtide. ECLIPSE 1 (NCT06903338) evaluates the efficacy and safety of the regimen compared to deferred treatment in the U.S. or other regions where bulevirtide use is limited. ECLIPSE 2 (NCT07128550) evaluates the efficacy and safety of switching to the regimen in people with CHD who have not achieved viral suppression with bulevirtide therapy. ECLIPSE 3 (NCT07142811) evaluates the regimen compared to bulevirtide in bulevirtide-naïve patients, and it is designed to provide important data to help establish access and reimbursement in key markets. ECLIPSE 1, 2 and 3 are pivotal trials designed to generate a comprehensive data package in support of potential submission to global regulatory agencies.
About Elebsiran and Tobevibart
Elebsiran and tobevibart are investigational agents being evaluated as a novel combination regimen administered monthly as two separate sequential subcutaneous injections for the treatment of chronic hepatitis delta (CHD). The combination is designed to disrupt the hepatitis delta virus (HDV) life cycle at multiple points by addressing both viral entry and the sustained presence of hepatitis B surface antigen (HBsAg) that enables ongoing HDV replication.
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) licensed from Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of HBsAg.

Tobevibart is an investigational broadly neutralizing monoclonal antibody (mAb) targeting HBsAg. It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary mAb discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life.
About Chronic Hepatitis Delta (CHD)
CHD is the most severe form of chronic viral hepatitis1 and was recently classified as carcinogenic by the International Agency for Research on Cancer.2 People living with the disease rapidly progress to cirrhosis, liver failure3 and liver-related death.1 Because ongoing hepatitis delta virus (HDV) replication drives disease progression, achieving undetectable virus, as defined by HDV RNA TND (target not detected), is considered an important virologic marker associated with improved clinical outcomes in CHD.4 Individuals with CHD who have detectable HDV RNA are at a higher risk of experiencing any liver-related event, including developing compensated and decompensated cirrhosis, hepatocellular carcinoma, liver transplantation and mortality, compared to patients with undetectable HDV RNA.4 There are currently limited approved treatments in the U.S. and globally.
About VIR-5500, VIR-5818 and VIR-5525
VIR-5500, VIR-5818 and VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the universal PRO-XTEN® masking technology and target PSMA, HER2 and EGFR, respectively.
About PRO-XTEN® Dual-masked T-cell Engagers (TCEs)
T-cell engagers (TCEs) are powerful anti-tumor agents designed to direct the immune system, specifically T-cells, to destroy cancer cells. TCEs have become an important treatment option for blood cancers, but their usage in solid tumors has been limited due to toxicity. The universal PRO-XTEN® masking technology is designed to extend the half-life of the molecule and to keep TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells by T-cells. By extending the half-life and confining activity to the tumor microenvironment, the PRO-XTEN® technology could limit toxicity, widen the therapeutic index of TCEs, and potentially enable less frequent dosing regimens.
About Advanced Prostate Cancer
Prostate cancer remains a significant global health burden, representing the second leading cause of cancer-related mortality in men behind lung cancer.5 Many patients develop metastatic hormone sensitive prostate cancer (mHSPC) following definitive treatment for localized prostate cancer or present with metastatic disease at initial prostate cancer diagnosis.6 mHSPC is characterized by its responsiveness to intensified hormonal interventions designed to reduce androgen levels or block their action. The majority of these patients eventually progress to metastatic castration-resistant prostate cancer (mCRPC).7 This stage is associated with poor clinical outcomes, including limited durability of existing therapies, with a 5-year survival rate of approximately 30%.8 There is a critical need for safer, more effective and precisely targeted therapies capable of improving long term disease control and quality of life across the prostate cancer continuum.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple PRO-XTEN® dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a preclinical portfolio of programs across a range of oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s cash balance and anticipated runway; Vir Biotechnology’s potential to create meaningful value for patients and stakeholders; Vir Biotechnology’s future financial and operating results and its expectations related thereto, including Vir Biotechnology’s financial guidance; the therapeutic and commercial potential of Vir Biotechnology's CHD program, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the therapeutic and commercial potential of VIR-5500 and the other assets in Vir Biotechnology's oncology solid tumor clinical portfolio, preclinical pipeline and the PRO-XTEN® masking technology, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the potential of and Vir Biotechnology’s expectations for its other pipeline programs, including the advancement and selection of development candidates; Vir Biotechnology’s plans and expectations for its clinical development programs, including protocols for and enrollment into ongoing and planned clinical studies, potential partnering opportunities, and data readouts and presentations, as well as anticipated timelines;  Vir Biotechnology’s collaboration with Gilead, including potential payments to be made to Vir Biotechnology under such collaboration; the potential benefits, safety and efficacy of Vir Biotechnology’s investigational therapies; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; the timing and amount of Vir Biotechnology’s actual operating expenses, as determined in accordance with U.S. Generally Accepted Accounting Principles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved in the amounts and on the timeline Vir Biotechnology expects; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; Vir Biotechnology’s use of AI and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later-stage or larger-scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Vir Biotechnology has exclusive rights to the universal PRO-XTEN® masking platform for oncology and infectious disease. PRO-XTEN® is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$218,866	$232,185
Short-term investments	235,769	228,753
Restricted cash and cash equivalents, current	1,933	1,922
Equity investments	3,722	6,077
Prepaid expenses and other current assets	47,983	45,143
Total current assets	508,273	514,080
Intangible assets, net	7,628	7,850
Goodwill	16,937	16,937
Property and equipment, net	47,769	55,620
Operating right-of-use assets	57,993	62,099
Restricted cash and cash equivalents, noncurrent	6,915	6,963
Long-term investments	442,932	314,575
Other assets	23,408	24,699
TOTAL ASSETS	$1,111,855	$1,002,823
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,324	$9,803
Accrued and other liabilities	69,335	83,012
Total current liabilities	80,659	92,815
Operating lease liabilities, noncurrent	81,459	89,054
Contingent consideration obligation, noncurrent	32,980	34,100
Other long-term liabilities	20,721	21,578
TOTAL LIABILITIES	215,819	237,547
Commitments and contingencies (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2026 and December 31, 2025; no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 169,414,129 and 139,474,954 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	17	14
Additional paid-in capital	2,242,553	1,965,090
Accumulated other comprehensive loss	(6,896)	(2,057)
Accumulated deficit	(1,339,638)	(1,197,771)
TOTAL STOCKHOLDERS’ EQUITY	896,036	765,276
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,111,855	$1,002,823

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,
	2026	2025
Revenues:
License and collaboration revenue	$(200)	$(65)
Grant revenue	12	305
Total revenues	(188)	240
Operating expenses:
Cost of revenue	—	(11)
Research and development	80,040	151,463
Selling, general and administrative	24,430	22,231
Total operating expenses	104,470	173,683
Loss from operations	(104,658)	(173,443)
Other income:
Change in fair value of equity investments	(409)	1,335
Interest income	9,323	9,363
Other expense, net	(651)	(228)
Total other income	8,263	10,470
Loss before benefit from (provision for) income taxes	(96,395)	(162,973)
Benefit from (provision for) income taxes	143	(168)
Net loss	$(96,252)	$(163,141)
Net loss per share, basic and diluted	$(0.57)	$(1.17)
Weighted-average shares outstanding, basic and diluted	169,275,049	138,930,173
Media Contact
Caren Scannell
Director, Communications
cscannell@vir.bio
Investor Contact
Kiki Patel, PharmD
Head of Investor Relations
kpatel@vir.bio
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